                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G/A

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   1   )*
                                         ------

                        First Republic Bancorp Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                336-158-100
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                              Page 1 of  5  Pages
                                        ---

CUSIP No. 336-158-100                 13G                 Page  2  of  5  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
             Fisher Investments, Inc.
             94-3029777
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
             Fisher Investments was organized and incorporated in the state of California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power            369,100
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power            n/a
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power            378,100
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power            n/a
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
             378,100
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
             4.08%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
             IA
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 336-158-100                 13G                 Page  3  of  5  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
             Kenneth L. Fisher
             ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
             United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power            369,100
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power            n/a
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power            378,100
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power            n/a
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
             378,100
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
             4.08%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
             IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  4  of  5  Pages
                                                               ---    ---

ITEM 1(A).  NAME OF ISSUER
            First Republic Bancorp Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            388 Market Street
            San Francisco, CA 94111
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            a. Fisher Investments, Inc.
            b. Kenneth L. Fisher
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            a. 13100 Skyline Blvd.
               Woodside, CA 94062
            b. 13100 Skyline Blvd.
               Woodside, CA 94062
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            a. Fisher Investments, Inc. was incorporated and organized in the state of California
            b. Kenneth L. Fisher: United States
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            There is no title of class of security purchased. Security is registered as a common stock.
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            336-158-100
-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) /X/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                          Page  5  of  5  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        378,100
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        4.08%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              369,100
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              378,100
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         N/A
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         N/A
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         N/A
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         N/A
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       ----------------------------------------
                                       (Date)

                                       ----------------------------------------
                                       (Signature)

                                       Kenneth L. Fisher, Chairman and CEO
                                       ----------------------------------------
                                       (Name/Title)